Exhibit 3.77

RESTATED

CERTIFICATE OF INCORPORATION

OF

MICROBANK SOFTWARE, INC.

1. The name of the corporation is Microbank Software, Inc.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of common stock which the corporation shall have authority to issue is ONE THOUSAND (1000) no par value.

5. This restated certificate of incorporation was duly adopted in accordance with Sections 242 & 245 of the Delaware General Corporation Law.

6. The corporation is to have perpetual existence.

7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized: To make, alter or repeal the by-laws of the corporation.

8. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

9. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of

Delaware may, on the application in a summary way of this corporation or of any creditors or stockholders thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title B of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

10. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

11. (a) The corporate— all indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had a reasonable cause to believe that his conduct was unlawful.

(b) The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subparagraphs (a) and (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under subparagraphs (a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subparagraphs (a) and (b). Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

(e) Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Article 11.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subparagraphs of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity while holding such office.

(g) The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article 11.

(h) For purposes of this Article 11, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries;

and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article 11.

(i) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 11 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

12. The corporation reserves the right to amend, alter, change or repeal any provisions contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, Microbank Software, Inc. has caused its corporate seal to be hereunto affixed and this Certificate to be executed by its President and its corporate seal attested to by its Secretary as of this 1st day of February, 1987.

MICROBANK SOFTWARE, INC.

By:	/S/ Brian Twibell
Brian Twibell, President

[Seal]

Attest:

By:	/S/ Brian Twibell
Brian Twibell, Secretary

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

MICROBANK SOFTWARE, INC.

Microbank Software, Inc., a corporation organizes and. existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”)

Does Hereby Certify:

First: That the Board of Directors of the Corporation acting by unanimous written consent pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, adopted resolutions amending the Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit A.

Second: That in lieu of a meeting and vote of the stockholders of the Corporation, the stockholders have given their unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

Third: that the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Microbank Software, Inc. has caused this Certificate to be signed by its President, Brian Twibell this 18th day of October, 1988 .

Brian Twibell, President

IN WITNESS WHEREOF, Microbank Software, Inc. has caused this Certificate to be attested by its Assistant Secretary, David Hanson.

ATTEST:

David Hanson Assistant Secretary

EXHIBIT A

AMENDED ARTICLE FOURTH

OF

CERTIFICATE OF INCORPORATION

OF

MICROBANK SOFTWARE, INC.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is three hundred ninety-two thousand five hundred (392,500) shares, of which forty-two thousand five hundred (42,500) shall be shares of Preferred Stock, the par value of which is five dollars and fifty cents ($5.50) per share, amounting in the aggregate to two hundred thirty-three thousand seven hundred and fifty dollars ($233,750), and three hundred and fifty thousand (350,000) shall be shares of Common Stock, the par value of which is one dollar ($1.00) per share, amounting in the aggregate to three hundred and fifty thousand dollars ($350,000).

The powers, preferences and rights of the shares of Preferred Stock and Common Stock, and the qualifications, limitations or restrictions thereof are as follows:

A.	Preferred Stock

1. Dividends

(a) (i) Holders of outstanding Preferred Stock shall be entitled to receive, when and as declared by the Corporation’s Board of Directors, out of funds legally available therefor, cumulative dividends at an annual rate of $1.89 per share. Such dividends shall accrue on each share of Preferred Stock on the date of its original issuance by the Corporation, and shall accrue from day to day, whether or not earned or declared. Such dividends shall be cumulative so that if such dividends shall not have been declared and paid in respect of any previous, or current annual dividend period, the deficiency shall first be fully paid before any dividend or other distribution (other than a dividend payable solely in Common Stock, with respect to which the provisions of paragraph A4(c)(vi) shall apply), shall be paid on the Common Stock. Accumulations of dividends on the Preferred Stock shall not bear interest.

(ii) After cumulative dividends shall have been paid on the Preferred Stock for all past dividend periods and the current dividend period, the Corporation may at any time pay or declare a dividend or distribution on the Common Stock but only if at the same time a dividend or distribution shall be paid or declared and a sum sufficient for the payment thereof set apart on the Preferred Stock in an amount equal to or greater than the amount to which the holders of the Preferred Stock would have been entitled if they had converted their Preferred Stock into Common Stock as provided in this Article Fourth immediately prior to the record date for the dividend or distribution on the Common Stock.

(b) For purposes of this Section Al, unless the context requires otherwise, “distribution” shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, or the purchase or redemption of shares of the Corporation (other than (i) repurchases of Common Stock held by employees of the Corporation upon termination of their employment pursuant to agreements approved by the Corporation’s Board of Directors at the time of the stockholder’s purchase of such shares, and (ii) redemptions in liquidation or dissolution of the Corporation) for cash or property, including any such transfer, purchase, or redemption by a subsidiary of the Corporation.

2. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of $23.55 per share (appropriately adjusted for any combinations, consolidations, stock distributions, stock dividends, stock splits or like transactions with respect to such shares) plus all accrued but unpaid dividends on such share for each share of Preferred Stock then held by them (the “Minimum Liquidation Preference”). If upon the occurrence of such event, the assets and surplus funds of the Corporation shall be insufficient to permit the payment in full of such preferential amount, then the entire assets and surplus funds of the Corporation legally available for distribution shall be distributed among the holders of the Preferred Stock in proportion to the shares of Preferred Stock then held by them. After the payment in full of the preferential amounts provided hereunder with respect to the Preferred Stock, and after the payment in full of the preferential amounts provided in Section B3 hereof with respect to the Common Stock, the holders of the Preferred Stock shall be entitled to share ratably with holders of the Common Stock in the remaining assets of the Corporation (for which purposes the Preferred Stock shall be treated as having been converted into Common Stock as provided in this Article 4).

(b) A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section A2, but shall be subject to the provisions of Section A5 hereof.

(c) In the event the Corporation shall propose to take any action regarding the liquidation, dissolution or winding up of the Corporation which will involve the distribution of assets other than cash, the value of the assets to be distributed to the holders of shares of the Preferred Stock shall be determined by the Board of Directors, which determination shall be binding upon the holders of the Preferred Stock, except that any securities distributed shall be valued in accordance with the provisions of paragraph (c) of Section A5 hereof.

3. Voting Rights; Directors.

(a) Except as otherwise expressly provided herein or as required by law, the holder of each share of the Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could then be converted and, except as otherwise expressly provided herein or as required by law, shall have voting rights and powers equal to the voting rights and powers of the Common Stock (voting together with the Common Stock as a single class), and shall be entitled to notice of any stockholders’ meeting in accordance with the By-laws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) The holders of the Preferred Stock, voting separately as a class, shall be entitled to elect one director of the Corporation at each election of directors, so long as there is a total of no more than four directors, and to fill any vacancy in such directorships. At any time the total number of directors of the Corporation is increased beyond four, the holders of the Preferred Stock shall have such rights with respect to the election of no less a proportion of the directors than one out of four; provided, however, that any fraction in the number of directors resulting from the application of such proportion shall be rounded downward to the nearest whole director. At any meeting or at any adjournment thereof held for the purpose of electing directors, the presence, in person or by proxy, of the holders of a majority of the shares of the Preferred Stock then outstanding shall be required to constitute a quorum for the election of any director by the holders of the Preferred Stock exercising their special voting right under this paragraph (b), and such director shall be elected by a plurality of the votes cast at a meeting at which a quorum is present by the holders of such shares entitled to vote thereat. The holders of shares of Common Stock and Preferred Stock, voting together in accordance with paragraph A3(a) above, shall be entitled to elect the remaining directors of the Corporation. The Corporation shall pay all reasonable out-of-pocket expenses incurred by the directors elected pursuant to this paragraph (b) in attending meetings of the Board of Directors.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows:

(a) Right to Convert and Automatic Conversion.

(i) Each share of Preferred Stock may be converted at the option of the holder thereof into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $23.55 by the then applicable Conversion Price, determined as hereinafter provided, in effect on the date the conversion notice described in paragraph A4(b) is delivered. The price at which shares of Common Stock shall be deliverable upon conversion (the “Conversion Price”) shall initially be $23.55 per share of Common Stock. Such initial Conversion Price shall be adjusted as hereinafter provided.

(ii) Each share of Preferred Stock shall automatically be converted, without any further act of the Corporation or its stockholders, into the number of shares of Common Stock described below upon the closing (the “IPO Closing”) of the sale of the Corporation’s Common Stock in an underwritten public offering registered under the Securities Act of 1933, as amended, at a public offering price (prior to underwriter commissions and expenses) equal to or exceeding $79.23 per share of Common Stock (appropriately adjusted for any combinations, consolidations, stock distributions, stock dividends, stock splits or like transactions) and the aggregate proceeds to the

Corporation (prior to underwriter commissions and expenses relating to the issuance, including without limitation fees of the Corporation’s counsel) of which equal or exceed $5,000,000. Each share of Preferred Stock shall be. automatically converted into the number of shares of Common Stock that would be issuable upon a voluntary conversion of a share of Preferred Stock at the Conversion Price in effect immediately prior to the IPO Closing. Any accrued but unpaid dividends on each share of Preferred Stock converted pursuant to this clause (ii) shall become due and payable on the thirtieth day after the IPO Closing.

(b) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, he shall surrender the certificate or certificates representing the shares to be converted, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder the certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. The Corporation shall not be obligated to issue to any holder certificates representing shares of Common Stock issued upon the automatic conversion of Preferred Stock unless certificates representing the holder’s shares of Preferred Stock are surrendered to the Corporation or its transfer agent. A voluntary conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of any shares of Preferred Stock accompanying the aforementioned notice, and an automatic conversion shall be deemed to have been made immediately prior to the closing of the public offering described in paragraph A4(a)(ii), and the person or persons entitled to receive shares of Common Stock issuable upon any conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(c) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definitions. For purposes of this paragraph A4(c), the following definitions apply:

(1) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Additional Shares of Common Stock or Convertible Securities.

(2) “Original Issue Date” shall mean the date on which a share of Preferred Stock was first issued.

(3) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Additional Shares of Common Stock.

(4) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to paragraph A4(c)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

(A) upon conversion of shares of Preferred Stock;

(B) as a dividend or distribution on the Preferred Stock;

(C) for which adjustment of the Conversion Price is or has been made pursuant to paragraph A4(c)(vi); or

(D) pursuant to the exercise of options held by employees of the Company to purchase up to 52,000 shares of Common Stock, including options to purchase up to 50,000 shares of Common Stock pursuant to that certain Employee Stock Option Agreement, dated as of June 30, 1988, by and among the Corporation, Brian Twibell, Henry Lai and Anthony Fazio (the “Fazio Option”); provided, however that in the event either (x) any shares of Common Stock are issued under the Fazio Option at a time when the Fazio Option has not become exerciseable with respect to at least 38,750 shares of Common Stock, or (y) any shares are issued under the Fazio Option subsequent to December 31, 1991, and the Fazio Option had not become exerciseable with respect to at least 38,750 shares of Common Stock on or prior to that date, then for each share of Common Stock issued under the Fazio Option, the Conversion Price shall be adjusted so that the number of shares of Common Stock issuable upon the conversion of each share of Preferred Stock shall be increased by that number of shares equal to (aa) the number of shares issued under the Fazio Option multiplied by (bb) a fraction, the numerator of which shall be .2224941, and the denominator of which shall be 42,500.

(ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular share of Preferred Stock shall be made in respect of the issuance. of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such share of Preferred Stock.

(iii) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, upon the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to paragraph A4(c)(v) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(1) no further adjustments in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease (provided, however, that no such adjustment of the Conversion Price shall affect Common Stock previously issued upon conversion of the Preferred Stock);

(3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(A) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities, whether or not converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(B) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the Corporation for the Additional Shares of Common Stock then deemed to have been issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to paragraph A4(c)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(4) no readjustment pursuant to clauses (2) or (3) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (A) the Conversion Price on the original adjustment date, or (B) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

(5) if any such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be cancelled as of the close of business on such record date, and shall instead be made on the actual date of issuance, if any.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to paragraph A4(c)(iii)) without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue (including Common Stock issuable upon conversion of the shares of Preferred Stock outstanding immediately prior to such issue) plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding (including Common Stock issuable upon conversion of the shares of Preferred Stock outstanding immediately prior to such issue) plus the number of such Additional Shares of Common Stock so issued.

(v) Determination of Consideration. For purposes of this paragraph A4(c), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1) Cash and Property. Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the

Board of Directors of the Corporation, which determination shall be binding on the holders of Preferred Stock; and

(C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors of the Corporation, which determination shall be binding on the holders of the Preferred Stock.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to paragraph A4(c)(iii), relating to Options and Convertible Securities, shall be determined by dividing

(A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi) Adjustments for Combinations or Subdivisions of Common Stock. In the event that the Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate, by the Board of Directors of the Corporation.

(d) Other Distributions. in the event the Corporation shall at any time or from time to time make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation or any of its subsidiaries other than Additional Shares of Common Stock, then in each such event provision shall be made so that the holders of Preferred Stock shall receive, upon the conversion thereof, the securities of the Corporation which they would have received had their stock been converted into Common Stock on the date of such event.

(e) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section A4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

(f) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section A4, except for any adjustment or readjustment involving a change in the Conversion Price of less than $.10, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause independent public accountants selected by the Corporation to verify such computation and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a certificate of the chief financial officer of the Corporation setting forth (i) any adjustments and readjustments cf the Conversion Price, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(g) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive Additional Shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right, and the amount and character of such dividend, distribution, security or right.

(h) Costs. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock of the Corporation upon conversion of the Preferred Stock; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Preferred Stock in respect of which such shares are being issued.

(i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all shares of the Preferred Stock then outstanding, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

(j) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the Corporation, which determination shall be binding on such holder).

(k) Approvals. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Preferred Stock require registration with or approval of any governmental authority under any Federal or state law before such shares may be validly issued or delivered upon conversion, then the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any Common Stock into which the shares of Preferred Stock are then convertible is listed on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.

(l) Notices. Any notice concerning the provisions of this Section A4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

(m) Adjustments. Except as provided in Section A5, in case of any reorganization or any reclassification of the capital stock of the Corporation, any consolidation or merger of the Corporation with or into another corporation or corporations, or the conveyance of all or substantially all of the assets of the Corporation to another corporation, each share of Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Preferred Stock would have been entitled upon the effective date of such reorganization, reclassification, consolidation, merger or conveyance; and, in any case, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of such Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of such Preferred Stock.

5. Mercier, Consolidation.

(a) In the event of:

(i) a consolidation or merger of the Corporation with or into any other corporation (other than a wholly-owned subsidiary), or any other entity or person, other than a consolidation or merger effected in connection with a change of domicile or like transaction;

(ii) any capital reorganization in which the Corporation shall not be the continuing or surviving entity of such reorganization, other than a consolidation or merger effected in connection with a change of domicile or like transaction;

(iii) a sale of all or substantially all of the assets of the Corporation to a third party; or

(iv) any transaction approved by the Corporation in which more than fifty percent (50%) of the outstanding stock of the Corporation (on an as-converted basis) is transferred in any three (3) month period, the holders of the Preferred Stock shall be paid, prior and in preference to any distribution of any proceeds to the holders of Common Stock, in cash or other assets valued in accordance with the provisions of paragraph A2(c), or a combination thereof, an amount equal to the Minimum Liquidation Preference that would be payable to such holders pursuant to Section A2 hereof if all consideration received by the Corporation and its stockholders in connection with such event were being distributed in a liquidation of the Corporation.

(b) Such payment shall be made (i) pursuant to the terms of the transaction, (ii) by redemption of such shares or (iii) by purchase of such shares by the surviving corporation, entity or person or by a third party.

(c) Any securities to be delivered to the holders of the Preferred Stock and Common Stock pursuant to paragraph A5(a) above shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability:

(1) If traded on a securities exchange or in the National Market System of the National Association of Securities Dealers, Inc. or any similar or successor system, the value shall be deemed to be the average of the security’s closing prices on such exchange over the 20 trading-day period ending three (3) days prior to the consummation of the applicable event;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the mean of the closing bid and asked prices over the 20-trading-day period ending three (3) days prior to the consummation of the applicable event; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation, which determination shall be binding upon the holders of the Preferred Stock; and

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in (i)(1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the Corporation, which determination shall be binding upon the holders of the Preferred Stock.

(d) In the event the full amount of such payment is not either paid to the holders of the Preferred Stock or placed on deposit with a bank or trust company having an aggregate capital and surplus in excess of $100,000,000 simultaneously with the consummation of the applicable event or transaction, to be held in escrow for delivery to the holders of the Preferred Stock upon the consummation of the applicable event or transaction (or to be returned to the depositor if such event or transaction is not consummated), the Corporation shall forthwith either:

(i) cause the consummation of the applicable event or transaction to be postponed until such time as the requirements of this paragraph have been complied with, or

(ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in paragraph A5(e) below.

(e) The Corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than thirty (30) days prior to the stockholders’ meeting called to approve such transaction or thirty (30) days prior to the scheduled consummation of such event or transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such event or transaction. The first of said notices shall describe the material terms and conditions of the contemplated event or transaction as well as the terms and conditions of this Section A5, and the Corporation shall thereafter give such holders prompt notice of any material changes. The event or transaction shall not take place sooner than thirty (30) days after the mailing by the Corporation of the first notice provided for herein or sooner than twenty (20) days after the mailing by the Corporation of any notice of material changes in the terms of the event or transaction; provided, however, that such period may be shortened upon the written consent of the holders of not less than sixty-six and two-thirds percent (66-2/3%) of the then outstanding Preferred Stock.

6. Redemption.

(a) No Call Option. The Corporation shall not have the right to call or redeem any shares of Preferred Stock at its sole election.

(b) Put Option. At any time after October 1, 1992 each holder of Preferred Stock shall have the right, at any one time or from time to time, to require the Corporation to purchase and redeem all or any portion of such holder’s Preferred Stock at a price equal to $23.55 per share of Preferred Stock (appropriately adjusted for any combinations, consolidations, stock distributions, stock dividends, stock splits or like transactions) plus all accrued but unpaid dividends thereon through the date of the redemption closing described in paragraph A6(c) below; provided, however, that the Corporation shall not be required to purchase and redeem, pursuant to the provisions of this paragraph (b), more than 14,300 shares of Preferred Stock during any twelve-month period (adjusted for any combinations, consolidations, stock distributions, stock dividends, stock splits, or like transactions with respect to such shares). If during any twelve-month period more than 14,300 shares of Preferred Stock are sought to be redeemed pursuant to the provisions of this paragraph (b), the Corporation shall be entitled to purchase and redeem shares of Preferred Stock in the order in which redemption notices with respect thereto are received by the Corporation pursuant to paragraph A6(c), or in any other manner deemed fair and equitable in the reasonable judgment of the Board of Directors of the Corporation.

(c) Redemption Closing. In order to exercise his rights under paragraph A6(b), a holder of Preferred Stock shall give written notice to the Corporation at the office of the Corporation that he elects to exercise such rights, specifying the number of shares of Preferred Stock to be redeemed. The closing of the purchase and sale contemplated by paragraph A6(b) shall occur at the offices of the Corporation on the 30th day after the date of delivery of such notice (or if such day is a day on which banks in the City of New York are closed, the next day on which such banks are open), or at such other time and place as shall be agreed to by the Corporation and the holder. At such closing, the Corporation shall deliver the aggregate purchase price for the Preferred Stock to be purchased and sold, as described in the notice, by certified or bank cashier’s check, and the holder shall deliver to the Corporation the certificate or certificates representing the shares to be purchased and redeemed, duly endorsed.

(d) Best Efforts. In the event rights have been exercised pursuant to paragraph A6(b), the Corporation shall be obligated to effect such purchase and redemption to the extent it is legally able to do so, and if the funds legally available for such purchase and redemption are inadequate therefor, to use its best efforts to obtain the funds necessary for such purchase and redemption, including effecting a reduction in stated capital or issuing additional capital stock. If the funds of the Corporation legally available for purchase and redemption of shares of its stock on the date of the redemption closing described in paragraph A6(c) are insufficient to purchase and redeem the total number of shares to be redeemed on such date, those funds which are legally available will be used to purchase and redeem the maximum possible number of shares ratably among the holders of such shares to be purchased and redeemed. The shares not purchased and redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of the Corporation’s stock, such funds will immediately be used to purchase and redeem the balance of the shares which the Corporation has become obligated to purchase and redeem but which it has not redeemed.

7. Restrictions and Limitations. The Corporation shall not, without the vote or written consent by the holders of more than fifty percent (50%) of the then outstanding shares of Preferred Stock:

(i) Purchase, redeem or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any of the Common Stock or Preferred Stock of the Corporation (except pursuant to the express terms of paragraph AG or pursuant to the terms of that certain Preferred Stock Purchase Agreement dated October 19, 1988 by and between the Corporation and Cullinane & Donnelly Venture Partners, L.P.), provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees of the Corporation pursuant to agreements approved by the Corporation’s Board of Directors at the time of the employee’s purchase of such shares under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, including termination of employment or services, death or disability;

(ii) Amend or repeal any provision of, or add any provision to, the Corporation’s Certificate of Incorporation or By-laws;

(iii) Increase or decrease (other than by redemption or conversion) the total number of authorized shares of the Preferred Stock;

(iv) Create any new series or class of stock having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Preferred Stock or issue any shares thereof;

(v) Effect any sale or other conveyance of all or substantially all of the assets of the Corporation or any of its subsidiaries, or any consolidation or merger involving the Corporation or any of its subsidiaries;

(vi) Pay any dividend or distribution on the Common Stock; or

(vii) Engage in any business other than the development and sale of software products and related products, services and technologies in the banking, securities and financial services industry.

8. No Reissuance of Preferred Stock. No share or shares of the Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be retired.

B.	Common Stock

1. Dividends. Subject to Article Fourth A, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, ur in shares of Common Stock.

2. Voting Rights. Each holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his name on the books of the Corporation, and shall be entitled to notice of any stockholders’ meeting in accordance with the By-laws of the Corporation.

3. Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and of the amounts to which holders of the Preferred Stock shall be entitled, holders of the Common Stock shall be entitled to receive, prior and in preference to any further distribution of any of the assets or surplus funds of the Corporation to holders of the Preferred Stock, by reason of their ownership thereof, the amount of $1.00 per share (appropriately adjusted for any combinations, consolidations, stock distributions, stock dividends, stock splits or like transactions with respect to such shares) for each share of Common Stock then held by them. If the assets and surplus funds of the Corporation shall be insufficient to permit the payment in full of such preferential amount, then the entire assets and funds of the Corporation legally available for distribution to holders of the Common Stock shall be distributed among the holders of the Common Stock in proportion to the shares of Common Stock then held by them. Upon payment of all preferential amounts payable to holders of the Preferred Stock under Section A2, and of the Common Stock pursuant to this Section B3, the holders of the Common Stock shall be entitled to share ratably with the holders of the Preferred Stock in the remaining assets of the Corporation (for which purposes the Preferred Stock shall be treated as having been converted into Common Stock as provided in this Article 4).

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

MICROBANK SOFTWARE,. INC.

MICROBANK SOFTWARE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) DOES HEREBY CERTIFY as follows:

FIRST: The Certificate of Incorporation of the Corporation is hereby amended by (a) deleting the first two paragraphs of ARTICLE FOURTH of the Certificate of Incorporation in their entirety and substituting therefor the two new introductory paragraphs of ARTICLE FOURTH which shall, in their entirety, read as set forth in Exhibit A hereto, and (b) adding a new Part B to ARTICLE FOURTH which shall, in its entirety, read as set forth in Exhibit B hereto, and (c) deleting the existing Part B to ARTICLE FOURTH in its entirety and substituting a new Part C to ARTICLE FOURTH which shall, in its entirety, read as set forth in Exhibit C hereto.

SECOND: The aforesaid amendments to the Certificate of Incorporation of the Corporation were duly adopted by the unanimous written consent of the Board of Directors and the stockholders of the Corporation in accordance with the applicable provisions of Section 242 and Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President, Brian TwibelI this                      day of June 1992.

Brian Twibell,
President

Attest:

Richard A. Anderman, Assistant Secretary

EXHIBIT A

AMENDMENTS

TO

CERTIFICATE OF INCORPORATION

OF

MICROBANK SOFTWARE, INC.

FOURTH: the total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is. Five Million Four Hundred Sixty Thousand Nine Hundred Twenty (5,460,920) shares, of which One Million, Six Hundred Ten Thousand Nine Hundred Twenty (1,610,920) -shall be shares of Preferred Stock, which is hereby authorized to be issued in three classes designated as Preferred Stock, the par value of which is $5.50 per share and consisting of 42,500 shares, Series A Convertible Preferred Stock, the par value of which is $.55 per share and consisting, of 425,000 shares, and Series B Convertible Preferred Stock, the par value of which is $.55 per share and consisting of 1,143,420 shares; and Three Million Eight Hundred Fifty Thousand (3,850,000) shall be shares of Common Stock, the par value of which is $.10 per share.

The powers, preferences and rights of the shares of Preferred Stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock (collectively, the “Preferred Stock”) for Parts B and C of this ARTICLE FOURTH and Common Stock, and the qualifications, limitations or restrictions thereof are as follows:

(b) Participant. No dividends shall be declared and set aside for or paid upon any shares of Common Stock unless the Board of Directors of the Company shall contemporaneously declare and pay a dividend upon the then outstanding shares of Preferred Stock in the same amount per share of Preferred Stock as would be declared payable on the number of shares of Common Stock into which each share of Preferred Stock could then be converted pursuant to the provisions of Section 5 hereof, such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such dividends; provided, however, that no dividends shall be paid on the outstanding Common Stock, unless it is determined by the Board of Directors that the Company has sufficient net assets available for distribution to holders of the Company’s Preferred, Stock, under applicable law, after giving effect to such dividend on the Common Stock and on the Preferred Stock, to pay the holders of each share of Preferred Stock the Liquidation Amount, as defined below. Participating dividends paid under this Section 2(b) shall in no event reduce the dividends otherwise payable under Section 2(a).

(c) Payment of Special Dividend Upon Initial Public Offering. Concurrently with the closing of the initial Public Offering (as defined below), the holders of Preferred Stock shall be entitled to receive a special dividend on each share of Preferred Stock equal to the Liquidation Amount (as defined in Section 3). Such special dividend shall be paid in cash; provided that to the extent that the Company does not have funds legally available for the payment in cash to the holders of Preferred Stock of the full amount to which they are entitled to receive pursuant to such special dividend, the holders of Preferred Stock shall be entitled to receive the balance of such special dividend in the form of a promissory note of the Company, payable from time to time to the extent the Company has funds lawfully available therefor, with interest payable in arrears on the last day of each month at the prime rate of interest announced from time to time by Citibank plus 1% per annum. For purposes hereof, the term “initial Public Offering” shall mean the first underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Act”), covering the offer and sale by the Company of shares of Common Stock to the public. In the event that the holders of Preferred Stock shall elect to exercise their conversion rights pursuant to Section 5 hereof in connection with the closing of the initial Public Offering or in the event of the mandatory conversion of the Preferred Stock pursuant to Section 5(n) hereof, the Company shall not be discharged from its obligation to pay the dividend contemplated by this paragraph to the holders of Preferred Stock immediately prior to the effective date of the registration statement relating to the initial Public Offering.

(d) Dividents in Kind. In the event the Company shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution with respect to the Common Stock, payable in (i) securities of the company other than shares of Common Stock Of (ii) assets, then and in each such event the holders of Preferred Stock shall receive, at the same time such distribution is made with respect to Common Stock, the number of securities or such other assets of the Company which they would have received had their Preferred Stock been converted into Common Stock immediately prior to the record date for determining holders of Common Stock entitled to receive such distribution. The value of such securities or other assets shall be determined in good faith by the Company’s Board of Directors.

3. Liquidation, Dissolution or Winding Up.

(a) Treatment at Liquidation, Dissolution or Winding Up.

In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any distribution may be made with respect to the Common Stock or any other class or series of capital stock, holders of each share of Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to holders of the Company’s capital stock of all classes; whether such assets are capital, surplus, or capital earnings, an amount equal to $2.355 per share of Series A Preferred Stock and $3.761 per share of Series B Preferred Stock (the “Cost Basis”, which amounts shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Preferred Stook) plus, Subject to the next paragraph, all accumulated and unpaid dividends thereon, whether or not declared, since the date of issue up to and including the date full payment shall be’ tendered to the holders of the Preferred Stock with respect to such liquidation, dissolution or winding up (the “Accrued Dividends” and, together with the Cost Basis the “Liquidation Amount”).

If the event giving rise to the payment of the Liquidation Amount is a Public Offering, (as contemplated by Section 2(c)), liquidation, dissolution or winding up of the Company (including a Reorganization, as provided in Section 3(b) below), then. the Accrued Dividends component of the Liquidation Amount otherwise required to be paid to the holders of the Preferred Stock upon the occurrence of any of such events shall be reduced if and to the extent that (i) in the event of a Public Offering, the SUM of the per share purchase price at which shares of Common Stock are offered to the public by the

Company plus the amount of the per share special dividend payable on or with respect to Preferred Stock pursuant to Section 2(c) equals or exceeds the Target Price (as defined below); (ii) in the event of a liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to the holders of the Preferred Stock pursuant to this Section 3 on a per share basis, including the payment of the Liquidation Amount to the holders of the Preferred Stock, equal or exceed the Target Price; and (iii) in the event of a Reorganization, the per share cash consideration which the holders of the Preferred Stock receive at the time of such transaction, including the payment of the Liquidation Amount, equals or exceeds the Target Price. For purposes of this paragraph, “Target Price” shall mean $2,355 per share of Series A Preferred Stock and $3,761 per share of Series B Preferred Stock (which amounts shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Preferred Stock) multiplied by the Applicable Percentage. The Applicable Percentage shall initially be 150% which percentage shall increase by 25% on each January 1 and July 1, commencing on January 1, 1993. In no event shall there by any reduction of the Cost Basis component of the Liquidation Amount.

If the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount of the Liquidation Amount to which they shall be entitled pursuant to this Section 3, payments of the Liquidation Amount hereunder shall be distributed to the holders of shares of Series A Preferred Stock and Series B Preferred Stock in the following order and amounts: (i) first, the holders of the Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive an amount equal to $2.355 per share of Series A Preferred Stock and $3.761 per share of Series B Preferred Stock (which amounts shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Preferred Stock), which amounts shall be distributed ratably among the holders of the Series A Preferred Stock and Series B Preferred Stock according to the amounts which would be payable with respect to the Series A Preferred Stock and Series B Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares pursuant to this clause (i) were paid in full, and (ii) after setting apart or paying in full the preferential amounts due the holders of the Preferred Stock, as provided in clause (i), the holders of the Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive all accumulated and unpaid dividends thereon, which amounts shall be distributed ratably among the holders of the Series A

Preferred Stock and Series B Preferred Stock according to the amounts which would be payable with respect to the Series A Preferred Stock and Series B Preferred Stock held by them upon such distribution if all amounts payable on or with-respect to such shares pursuant to this clause (ii) were paid in full.

After the payment of the Liquidation Amount due the holders of the Preferred Stock shall have been made in full or funds necessary for such payment shall have been set aside by the Company in trust for the account of holders of the Preferred Stock so as to be available for such payments, the remaining assets of the Company legally available for distribution to its stockholders shall be distributed ratably among the holders of the Common Stock and Preferred Stock, on the basis of the aggregate number of shares held by each such holder, assuming that all outstanding shares of the Preferred Stock had been converted into Common Stock pursuant to Section 5 below immediately prior to the event of liquidation, dissolution or winding up.

(b) Treatment of Reorganizations. Any Reorganization (as such term is defined in Section 5(g)), shall be regarded as a liquidation, dissolution or winding up of the affairs of the Company within the meaning of this Section 3; provided, however, that each holder of Preferred Stock shall have the right to elect the benefits of the provisions of Section 5(g) hereof, if applicable, in lieu of receiving payment of amounts payable upon liquidation, dissolution or winding up of the Company pursuant to this Section 3(b).

(c) Distributions in Cash. The Liquidation Amount shall in all events be paid in cash; provided, however, that if the Liquidation Amount is payable in connection with a merger, consolidation or sale of stock of the Company, then the holders of Preferred Stock may, at their election, receive payment of the Liquidation Amount in the same form of consideration as is payable with respect to the Common Stock. Wherever a distribution provided for in this Section 3 is payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Company’s Board of Directors.

4. voting Power. Except as otherwise expressly provided in Section 8 hereof, or as required by law, each holder of Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder’s shares of Preferred Stock could be converted, pursuant to the provisions of Section 5 hereof, at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise expressly provided herein or as required by law, the holders of shares of Preferred Stock and Common Stock shall vote together as a single class on all matters.

5. Conversion Rights for the Preferred Stock. The holders of the Preferred Stock shall have the following rights with respect to the conversion of the Preferred Stock into shares of Common Stock:

(a) General. Subject to and in compliance with the provision of this Section 5, any share of the Preferred Stock may, at the option of the holder, be converted et, any time into fully-paid and non-assessable shares of Common Stock. The number of shares of Common Stock to which a holder of Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Applicable Conversion Rate (determined as provided in Section 5(b)) by the number of shares of Preferred Stock being converted.

(b) Applicable Conversion Rate. The conversion rate in effect at any time (the “Applicable Conversion Rate”) shall be the quotient obtained by dividing (1) in the case of the Series A Preferred Stock, $2.355; and (ii) in the case of the Series B Preferred Stock, $3.761, by the Applicable Conversion value, calculated as provided in Section 5(c).

(c) Applicable Conversion Value. The Applicable Conversion Value shall initially be (i) in the case of the Series A Preferred Stock, $2.355; and (ii) in the case of the Series B Preferred Stock, $3.761, except that such amounts shall be adjusted from time to time in accordance with this Section 5.

(d) Adjustments to Applicable Conversion Value.

(i) (A) Upon Sale of Common Stock If the Company shall, while there are any shares of Preferred Stock outstanding, issue or sell shares of its Common Stock without consideration or at a price per share less than the Applicable Conversion Value in effect immediately prior to such issuance or sale, then in each such case such Applicable Conversion Value for the Preferred Stock, upon each such issuance or sale, except as hereinafter provided, shall be lowered so as to be equal to an amount determined by multiplying the Applicable Conversion Value by a fraction:

(1) the numerator of which shall be (a) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock, plus (b) the number of shares of Common Stock which the net aggregate consideration, if any, received by the Company for the total number of such additional shares of Common Stock so issued would purchase at the Applicable Conversion Value in effect immediately prior to such issuance, and

(2) the denominator of which shall be (a) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock plus (b) the number of such additional shares of Common stock so issued.

(B) Upon Issuance of Warrants, Options and Rights to Common Stock.

(1) For the purposes of this Section 5(d)(i), the issuance of any warrants, options, subscriptions, or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into or exchangeable for shares of Common Stock (or the issuance of any warrants, options or any rights with respect to such convertible or exchangeable securities) shall be deemed an issuance at such time of such Common Stock if the Net Consideration Per Share (as hereinafter determined) which may be received by the Company for such Common Stock shall be less than the Applicable Conversion Value at the time of such issuance, in which event the Applicable Conversion Value shall be adjusted as provided in Section 5(d)(i)(A). Any obligation, agreement, or undertaking to issue warrants, options, subscriptions, or purchase rights at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises. No adjustment of the Applicable Conversion Value shall be made under this Section 5(d)(i) upon the issuance of any shares of Common Stock which are issued pursuant to the exercise of any warrants, options, subscriptions, or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible securities if any adjustment shall previously have been made or deemed not required, upon the issuance of any such warrants, options, or subscription or purchase rights or upon the issuance of any convertible securities (or upon the issuance of any warrants, options or any rights therefor) as above provided.

Should the Net Consideration Per Share of any such warrants, options, subscriptions, or purchase rights or convertible securities be decreased from time to time, then, upon the effectiveness of each such change, the Applicable Conversion Value shall be adjusted to such Applicable Conversion Value as would have obtained (1) had the adjustments made upon the issuance of such warrants, options, rights, or convertible securities been made upon the basis of the decreased Net Consideration per share of such securities, and (2) had adjustments made to the Applicable Conversion Value since the date of issuance of such securities been made to the Applicable Conversion Value as adjusted pursuant to (1) above. Any adjustment of the Applicable Conversion Value with respect to this paragraph which relates to warrants, options, subscriptions, purchase rights or convertible securities with respect to shares of Common Stock shall be disregarded if, as, and when all of such warrants, options, subscriptions, purchase rights or convertible securities expire or are cancelled without being exercised or converted, so that the Applicable Conversion Value effective immediately upon such cancellation or expiration shall be equal to the Applicable Conversion Value in effect at the time of the issuance of the expired or cancelled warrants, options, subscriptions, purchase rights, or convertible securities with such additional adjustments as would have been made to that Applicable Conversion Value had the expired or cancelled warrants, options, subscriptions, purchase rights or convertible securities not been issued.

(2) For purposes of this paragraph, the “Net Consideration Per Share” which may be received by the Company shall be determined as follows:

(a) The “Net Consideration Per Share” shall mean the amount equal to the total amount of consideration, if any, received by the Company for the issuance of such warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities, plus the minimum amount of consideration, if any, payable to the Company upon exercise or conversion thereof, divided by the aggregate number of shares of Common Stock that would be issued if all such warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities were exercised, exchanged, or converted.

(b) The “Net Consideration Per Share” which may be received by the Company shall be determined in each instance as of the date of issuance of warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities without giving effect to any possible future upward price adjustments or rate adjustments which may be applicable with respect to such warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities.

(C) Stock Dividends. In the event the Company shall make or issue a dividend or other distribution payable in Common Stock or securities of the Company convertible into or otherwise exchangeable for the Common Stock of the Company, then such Common Stock or other securities issued in payment of such dividend shall be deemed to have been issued without consideration (except for dividends payable in shares of Common Stock payable pro rate to holders of Preferred Stock and to holders of any other class of stock).

(D) Consideration Other than Cash. For purposes of this Section 5(d), if a part or all of the consideration received by the Company in connection with the issuance of shares of the Common Stock or the issuance of any of the securities described in this Section 5(d) consists of property other than cash, such consideration shall be deemed to have a fair market value as is reasonably determined in good faith by the Board of Directors of the Company.

(E) Exceptions. This Section 5(d)(i) shall not apply under any of the circumstances which would constitute an Extraordinary Common Stock Event (as hereinafter defined in Section 5(d)(ii)). Further, the provisions of this Section 5(d) shall not apply to (i) shares issued upon conversion of the Preferred Stock or (ii) options (and the shares issuable upon exercise thereof) to purchase, and stock grants, award and bonuses to acquire, up to an aggregate of 229,950 shares of Common Stock issued or issuable to employees of the Company or any Subsidiary pursuant to any stock option or purchase plan approved by a majority vote of the Compensation Committee of the Board of Directors of the Company established pursuant to the Shareholders’ Agreement, to be executed with an effective date as of June 9, 1992, among the Company and its shareholders. The number of shares in this Section (E) shall be proportionately adjusted to reflect any stock dividend, stock split or other form of recapitalization occurring after the date hereof.

(ii) Upon Extraordinary Common Stock Event. Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Applicable Conversion Value for the Preferred Stock shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the then effective Applicable Conversion value with respect to the Preferred Stock by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Applicable Conversion Value. The Applicable Conversion Value for the Preferred Stock shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

“Extraordinary Common Stock Event” shall mean (i) the issue of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock or on any class or series of preferred stock, unless made PTO rata to holders of Preferred Stock, (ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of outstanding shares of the Common Stock into a smaller number of shares of Common Stock.

(e) Dividends. In the event the Company shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution with respect to the Common Stock payable in (i) securities of the Company other than shares of Common Stock or (ii) assets, then and in each such event the holders of Preferred Stock shall receive, at the same time such distribution is made with respect to Common Stock, the number of securities or such other assets of the Company which they would have received had their Preferred Stock been converted into Common Stock immediately prior to the date of such distribution.

(f) Capital Reorganization or Reclassification,. If the Common Stock issuable upon the conversion of the Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5) or by a Reorganization, then and in each such event, the holder of each share of Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such Reorganization or other change by holders of the number of shares of Common Stock into which such shares of Preferred Stock might have been’ converted immediately prior to such Reorganization.

(g) Capital Reorganize Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 5, and other than an initial Public Offering as described in Section 2(c)) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company’s properties and assets to any other person, or any transaction approved by the Company in which more than fifty percent (50%) of the outstanding voting securities of the Company (on an as converted basis) is sold or assigned in any three month period, any of which events is herein referred to as a “Reorganization”, then as a part of such Reorganization, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred. Stock, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such Reorganization, to which such holder would have been entitled if such holder had converted its shares of Preferred Stock immediately prior to such Reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Preferred Stock after the Reorganization, to the end that the provisions of this Section 5 (including adjustment of the Applicable Conversion Value then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

Notwithstanding the foregoing, the term “Reorganization” shall not include a sale of voting securities unless such sale includes at least 75% of the Common Stock.

Except as otherwise provided in Section 3(b), each holder of Preferred Stock upon the occurrence of a Reorganization, under circumstances which make the preceding paragraph applicable, shall have the option of electing treatment of his shares of Preferred Stock under either this Section 5(g) or Section 3 hereof, notice of which election shall be submitted in writing to the Company at its principal offices no later than five (5) business days before the effective date of such event.

(h) Certificate as to Adjustment; Notice by Company. In each case of an adjustment or readjustment of the Applicable Conversion Rate, the Company at its expense will furnish each holder of record of Preferred Stock with a certificate, executed by the president and chief financial officer (or in the absence of a person designated as the chief financial officer, by the treasurer) showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

(i) Exercise of Conversion Privilege. To exercise its conversion privilege, a holder of Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Company at its principal office, and shall give written notice to the Company at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Company or in blank. The date when such written notice is received by the Company, together with the certificate or certificates representing the shares of Preferred Stock being converted, shall be the “Conversion Date.” As promptly as practicable after the Conversion Date, the Company shall issue and shall deliver to the holder of the shares of Preferred Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Preferred Stock in accordance with the provisions of this Section 5, d’sh in the amount of all dividends on such shares of Preferred Stock, accrued and unpaid up to and including the Conversion Date, and cash, as provided in Section 5(j), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Preferred Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby. The Company shall pay any taxes payable with respect to the issuance of Common Stock upon conversion of the Preferred Stock, other than any taxes payable with respect to income by the holders thereof, and other than taxes payable by the Company on account of Common Stock issued upon request of holders of the Preferred Stock to persons other than the record holder of such Preferred Stock.

(j) Cash in Lieu of fractional Shares. Fractional shares of Common Stock or scrip representing fractional shares shall not be issued upon the conversion of shares of Preferred Stock. Instead of issuing any fractional shares of Common Stock which would otherwise be issuable upon conversion of Preferred Stock, the Company shall pay to the holder of the shares of Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Preferred Stock being converted at any one time by any holder thereof, not upon each share of Preferred Stock being converted.

(k) Partial Conversion. In the event some but not all of the shares of Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Company shall execute and deliver to or on the order of the holder, at the expense of the Company, a new certificate representing the number of shares of Preferred Stock which were not converted.

(1) Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(m) Minimum Adjustment. Any provision of this Section 5 to the contrary notwithstanding, no adjustment in the Applicable Conversion Value shall be made if the amount of such adjustment would be less than 1% of the Applicable Conversion Value then in effect, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with all amounts so carried forward, aggregates 1% or more of the Applicable Conversion Value then in effect.

(n) Mandatory Conversion of Preferred Stock. Effective upon the closing of a Qualified Public Offering (as hereinafter defined), all of the then outstanding shares of Preferred Stock shall be converted automatically into the number of shares of Common Stock into which such shares of Preferred Stock are then convertible pursuant to this Section 5 without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent. For purposes hereof, the term “Qualified Public Offering” shall mean an underwritten public offering pursuant to an effective registration statement under the Act, covering the offer and sale of Common Stock for the account of the Company in which the aggregate net proceeds to the Company equal or exceed $10,000,000 and in which the offering price per share of Common Stock is at least three (3) times the then Applicable Conversion Value of the Series B Preferred Stock. Subject to the second paragraph of Section 3(a) hereof, any accrued but unpaid dividends on each share of Preferred Stock converted pursuant to this Section 5(n) shall become immediately due end payable concurrently. with the closing of the Qualified Public Offering. In addition, the mandatory conversion of the Preferred Stock pursuant to this Section 5(n) shall not discharge the Company from its obligation to pay the dividends which the holders of the Preferred Stock are entitled to receive pursuant to’ Section 2(c) upon the occurrence of a Public Offering.

6. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise’ shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Company shall be authorized to issue. The Company may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Preferred Stock accordingly.

7. Redemption.

(a) optional. At any time after June 9, 1996, and prior to June 9, 1997, at the election of the holders of at least a majority of the then outstanding shares of either of the Series A or Series B Preferred Stock (the “Requesting Holders”), acting as two separate series, the Company shall, to the extent it may do so under applicable law, redeem all or any portion of the shares of such series of Preferred Stock as to which the Requesting Holders (and the other holders of such series of Preferred Stock who elect to have their shares of such series of Preferred Stock redeemed pursuant to Section 7(b) below) have requested redemption; provided, however, that the Company shall not be obligated to redeem, pursuant to this Section 7, more than 21’2,500 shares of Series A Preferred Stock or more than 571,710 shares of Series B Preferred Stock during the twelve-month period commencing June 9, 1996. If during such twelve-month period more than 212,500 shares of Series A Preferred Stock or more than 571,710 shares of Series B Preferred Stock are requested to be redeemed pursuant to this Section 7, the requests of each holder of either such series shall be reduced pro data, in proportion to the number of shares of such series of Preferred Stock then held by each such person, so as to reduce the number of shares of Series A Preferred Stock to be redeemed to 212,500 or to reduce the number of shares of Series B Preferred Stock to be redeemed to 571,710. Any shares of Series A or Series B Preferred Stock which have not been redeemed by June 9, 1997 shall be redeemed at any time thereafter upon election by the holder thereof. The redemption price (the “Redemption Price”) for each share of Preferred Stock redeemed pursuant to this Section 7(a) shall be equal to the Liquidation Amount (including all accumulated but unpaid dividends) with the amount of accumulated dividends due thereon to be calculated and paid through the date payment is actually made to the holders of the Preferred Stock with respect to such redemption.

(b) Redemption Notice. If an election is made pursuant to Section 7(a) hereof, written notice of such election shall be mailed, postage prepaid, to the Company, which notice shall specify the number of shares to be redeemed and the proposed redemption date of such shares which shall be no less than 30 days from the date of the delivery of such notice (the “Redemption Date”). If such election is made and appropriate notice is given then written notice (hereinafter referred to as the “Redemption

Notice”) shall promptly be mailed, postage prepaid, to each holder of record of Preferred Stock at its address shown on ‘the records of the Company. The Redemption Notice shall contain the following information:

(i) the series and number of shares of Preferred Stock held by the holder and the total number of shares of Such series of Preferred Stock held by all holders subject to redemption as of such Redemption Date; and

(ii) the Redemption Date and the applicable Redemption Price.

Any holder of Preferred Stock who wishes to do so may, by giving notice to the Company at least ten days prior to the Redemption Date elect to have its shares redeemed pursuant to the terms of this Section 7.

(c) Best Efforts. In the event redemption rights have been exercised pursuant to Section 7, the Company shall be obligated to effect such redemption to the extent it is legally able to do so, and if the funds legally available for such redemption are inadequate therefor, to use its best efforts to obtain the funds necessary for such redemption, including effecting a reduction in stated capital or issuing additional capital stock. If on any Redemption Date funds of the Company legally available therefor shall be insufficient to redeem all the shares of Preferred Stock required to be redeemed, funds to the extent legally available shall be used to redeem the maximum aggregate number of shares of Preferred Stock ratably among the holders of such shares requesting redemption in proportion to the amounts which the holders of the Series A Preferred Stock and Series B Preferred Stock would otherwise have been entitled if all amounts payable on or with respect to such Series A Preferred Stock or Series B Preferred Stock electing to be redeemed had been paid in full. The shares not purchased and redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Company are legally available for the redemption of shares of the Company’s stock, such funds will immediately be used to redeem the balance of the shares which the Company has become obligated to redeem but which it has not redeemed.

(d) Surrender of Certificates. Each holder of shares of Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Company at the place designated in the Redemption

Notice, and thereupon the applicable Redemption Price for _such shares as set forth in this Section 7 shall be paid to the order of the person whose name appears on such certificate or certificates. Irrespective of whether the certificates therefor shall have been, surrendered, all shares of Preferred Stock which are the subject of a Redemption Notice shall be deemed to have been redeemed and shall be cancelled effective as of the Redemption Date, unless the Company shall default in the payment of the Redemption Price.

8. Restrictions and Limitations.

(a) Corporate Action. Subject to the provisions of subparagraph (b) of this Section 8, the Company shall not, and shall not permit any subsidiary (which shall mean any corporation or trust of which the Company and/or any of its other subsidiaries directly or indirectly owns at the time more than fifty percent (50%) of the outstanding voting shares of such corporation or trust, other than directors’ qualifying shares) to take any of the following actions, without the approval by vote or written consent by the holders of at least a majority of the then outstanding shares of Preferred Stock;

(i) redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose), or declare and pay or set aside funds for the payment of any dividend with respect to, any share or shares of Common or Preferred Stock, except as required or permitted hereunder or under the terms of Section 4.2 of that certain “Series B Preferred Stock Purchase Agreement” to be executed with an effective date as of June 9, 1992;

(ii) authorize or issue, or obligate itself to authorize or issue, additional shares of Preferred Stock;

(iii) authorize or issue, or obligate itself to authorize or issue, any equity security senior to or on parity with the Preferred Stock as to liquidation preferences or dividend rights, or senior to the Preferred Stock as to conversion rights or voting rights.

(iv) merge or consolidate with any other corporation, or sell, assign, lease or otherwise dispose of or voluntarily part with the control of (whether in one transaction or in a series of transactions) all, or substantially all, of its assets (whether now owned or hereinafter acquired), or permit any subsidiary to do any of the foregoing, except for (1) any wholly-owned subsidiary may merge into or consolidate with or transfer assets to any other wholly-owned subsidiary and (2) any wholly-owned subsidiary may merge into or transfer assets to the Company;

(v) amend, restate, modify or alter the by-laws of the Company in any manner which adversely affects the interests of the holders of Preferred Stock; or

(vi) engage in any business other than the development and sale of software products and related products, services and technologies.

Notwithstanding the provisions of subparagraph (a) of this Section 8, at such time as there are outstanding fewer than 42,500 shares of Series A Preferred Stock, the rights of the holders of such series shall lose their right to vote or consent under subparagraph (a), and at such time as there are outstanding fewer than 114,342 shares of Series B Preferred Stock, the rights of the holders of such series shall lose their right to vote or consent under subparagraph (a), in each case except as otherwise required by applicable law. To the extent that holders of Series A and Series B Preferred Stock have the right to a separate vote under subparagraph 8(a), the holders of such series shall vote as two separate series, each distinct from the Common Stock, with respect to the matters described in clauses (i) and (ii) (to the extent such clause relates to the Series which they hold) of subparagraph (a), and shall vote as one separate class, distinct from the Common Stock, with respect to those matters set forth in clauses (iii) (vi) of such subparagraph. Wherever an action requires the separate approval of holders of a series or class of securities such action shall require the approval of holders of a majority of the shares of such series or class.

(b) Amendments to Charter. The Company shall not amend its Certificate of Incorporation without the approval, by vote or written consent, by the holders of at least a majority of the then outstanding shares of each series of Preferred Stock, voting as separate series, if such amendment would amend any of the rights, preferences, privileges of or limitations provided for herein for the benefit of any shares of such series of Preferred Stock. Without limiting the generality of the preceding sentence, the Company will not amend its Certificate of Incorporation without the approval by the holders of at least a majority of the then outstanding shares of either Series A or Series B Preferred Stock, as the case may be, if such amendment would:

(i) change the relative seniority rights of the holders of such series of Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Company.

(ii) reduce the amount payable to the holders of such series of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, or change the relative seniority of the liquidation preferences of the holders of Preferred Stock to the rights upon liquidation of the holders of Common Stock of the Company, or change the dividend or redemption rights of the holders of such series of Preferred Stock;

(iii) cancel or modify the conversion rights of the holders of such series of Preferred Stock provided for in Section 5 herein; or

(iv) cancel or modify the rights of the holders of such series of Preferred Stock provided for in this Section 8.

9. No Dilution or Impairment. The Company (a) will not increase the par value of any shares of stock receivable on the conversion of the Preferred Stock above the amount payable therefor on such conversion, (b) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all Preferred Stock from time to time outstanding.

10. Notices of Record Date. In the event of

(a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of ‘any class or any other securities or property, or to receive any other right, or

(b) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger of the Company, or any transfer of all or substantially all of the assets of the Company to any other corporation, or any other entity or person, or

(c) any voluntary or involuntary dissolution, liquidation or winding up of the Company,

then and in each such event the Company shall mail or cause to be mailed to each holder of Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up is expected to become effective and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least ten (10) business days prior to the date specified in such notice on which such action is to be taken.

(d) All numbers of Shares and per share amounts included in this Article shall be adjusted appropriately to reflect any stock split, stock dividend or other form of recapitalization.

EXHIBIT B

MICROBANK SOFTWARE, INC.

SERIES B PREFERRED STOCK PURCHASE AGREEMENT

DESCRIPTION OF CONVERTIBLE , PREFERRED STOCK

1. Designation. The class of 425,000 shares of Preferred Stock, $.55 par value per share, designated as the “Series A Preferred Stock” and the class of 1,143,420 shares of Preferred Stock, $.55 par value per share, designated the “Series B Preferred Stock” are sometimes referred to hereinafter collectively as the “Preferred Stock.” The Preferred Stock shall have the following rights, terms and privileges:

2. Dividends.

(a) Dividends. The holders of the then outstanding Preferred Stock shall be entitled to receive, out of funds legally available therefor, cumulative dividends when and as may be declared from time to time by the Board of Directors of the Company at an annual rate per share equal to (i) in the case of the Series A Preferred stock, $.189 per share, and (ii) in the case of the Series B Preferred Stock, $.301 per share (which amounts shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification, or other similar event involving the Preferred Stock). Such dividends shall accrue on each share of Preferred Stock, commencing on the date of its original issuance by the Company, and shall thereafter accrue from day to day, whether or not earned or declared. If such cumulative dividends in respect of any prior or current annual dividend period shall not have been declared and paid or if there shall not have been a sum sufficient for the payment thereof set apart, the deficiency shall first be fully paid before any dividend or other distribution shall be paid or declared and set apart for the Common Stock or any other class or series of capital stock. Any accumulation of dividends on the Preferred Stock shall not bear interest. For all purposes of these rights, terms and privileges, the term “accumulated dividends”, when used with reference to the Series A Preferred Stock, shall include all dividends accrued on the shares of Preferred Stock which were transferred to the Company in exchange for such Series A Preferred Stock. For purposes of this Section 2, unless the context requires otherwise, “distribution” shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, or the purchase or redemption of shares of the Company for cash or property, including any such transfer, purchase, or redemption by a subsidiary of the Company.

Exhibit C

C. Common StockDividends

1. Subject to Parts A and B of Article Fourth, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of Common Stock.

2. Voting Rights. Bach holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his name on the books of the Corporation, and shall be entitled to notice of any stockholders’ meeting in accordance with the By-laws of the Corporation.

3. Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and of the amounts to which holders of the Preferred Stock shall be entitled, holders of the Common Stock hall be entitled to receive the payments provided in ARTICLE FOURTH, Part B, Section 3.

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

* * * * *

MICROBANK SOFTWARE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of the entire board of directors filed with the minutes of the Board, have adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation of Microbank Software, Inc. be amended by changing Article I thereof so that, as amended, said Article shall be and read as follows:

Article I. The name of the corporation shall be: SunGard eProcess Intelligence Inc.

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Microbank Software, Inc. has caused this certificate to be signed by Michael J. Ruane, its Assistant Vice President, this 22nd day of May, 2000.

MICROBANK SOFTWARE, INC.

By:	/S/ Michael J. Ruane
Michael J. Ruane, Assistant Vice President

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

* * * * *

SUNGARD ePROCESS INTELLIGENCE INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that the officers of the Corporation are hereby authorized and directed to amend Article IV of the Certificate of Incorporation by deleting the present Article IV in its entirety and replacing it with the following:

“FOURTH: The corporation is authorized to issue one class of stock, which shall be designated as common stock. The total number of shares of common stock that the corporation is authorized to issue is One Thousand (1,000) shares, having a par value of $1.00 per share.”

SECOND: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the said SUNGARD ePROCESS INTELLIGENCE INC. has caused this certificate to be signed by Sara G. Armstrong, its Assistant Vice President, this 24th day of May, 2002.

SUNGARD ePROCESS INTELLIGENCE INC.

By:	/S/ Sara G. Armstrong
Sara G. Armstrong, Assistant Vice President